Exhibit 99.1




   Global Cash Access Announces Fourth Quarter and Full Year 2005
      Financial Results; Revenue of $115.4 Million and Adjusted
                 Diluted Cash EPS of $0.14 in Q4 2005


    LAS VEGAS--(BUSINESS WIRE)--Feb. 9, 2006--Global Cash Access Holdings, Inc.(NYSE:GCA)("GCA" or the "Company") today announced financial results for the quarter and fiscal year ended December 31, 2005. Results discussed in this release are unaudited, and changes may occur as a result of the annual audit of financial statements which is presently ongoing.
    Operating results in the periods discussed in this press release were affected by items that the Company considers to be unusual in nature. In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. In addition, the Company uses certain non-GAAP financial measures of financial performance. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.
    For the quarter ended December 31, 2005, revenues were $115.4 million, an increase of 13.4% over the $101.8 million in revenues recorded in the same quarter last year. Adjusted net income was $7.2 million in Q4 2005, an increase of 18.3% over adjusted net income of $6.1 million in Q4 2004. Adjusted cash earnings, which reflect the amortization of the acquired goodwill realized in the Company's 2004 recapitalization transactions, were $11.1 million in Q4 2005 as compared to $10.4 million in Q4 2004, an increase of 6.7%. Adjusted cash earnings per diluted share were $0.14 in Q4 2005 as compared to $0.15 in Q4 2004. EBITDA was $23.8 million, an increase of 5.1% over the fourth quarter of last year.
    For the three month periods ended December 31, 2005 and 2004, the following items are excluded from adjusted net income.

    -- In the fourth quarter of 2005, the Company incurred $9.5 million ($6.1 million net of tax) of expenses in connection with the early retirement of $82.3 million of its outstanding senior subordinated notes. Of the $9.5 million, $7.2 million is the premium paid in connection with the redemption and the balance is the write-off of the portion of deferred financing costs that is applicable to the redeemed notes. The adjusted net income and adjusted earnings per share figures for Q4 2005 exclude these expenses.

    -- In the fourth quarters of both 2005 and 2004, the Company recognized an income tax benefit due to an adjustment to the deferred tax asset of $3.0 million and $13.2 million, respectively. The adjusted net income and adjusted earnings per share figures for the fourth quarter of both years exclude the benefit that resulted from these adjustments.

    In addition to these adjustments, investors should note that the weighted average diluted shares outstanding in the fourth quarter of 2004 do not reflect the issuance of 10.1 million shares in connection with the Company's initial public offering ("IPO") in September 2005. If the Q4 2005 diluted share count were used in both periods, Adjusted Cash EPS would be $0.14 and $0.13 for the quarters ended December 31, 2005 and December 31, 2004, respectively.
    "We are very pleased with operating results in the fourth quarter of 2005," commented Kirk Sanford, President and Chief Executive Officer of GCA. "We saw a rapid and sustained improvement in business volumes after the two hurricanes in September. We saw very good increases in same store surcharge revenue, with unusually strong growth in credit card cash advance revenue. We look forward to 2006, when we believe that our business will reflect the significant new business coming on with MGM MIRAGE and others."

    Highlights of the Quarter

    -- Recorded revenue of $115.4 million, the highest total ever recorded by the Company in a fourth quarter.

    --  Posted EBITDA of $23.8 million, also a fourth quarter high.

    --  Significant increases in key metrics:

        --  Same store surcharge revenue up 13.8%

        --  Cash advance dollar volume up 14.8%

        --  ATM transaction volume up 13.1%.

    -- Signed definitive contracts with MGM MIRAGE, with installations commencing in December.

    -- 3-in-1 Enabled QuickJack(TM) Plus Redemption Kiosk installations reached 75 as of year-end and 99 as of the end of January 2006.

    -- Continued international expansion with the commencement of operations in Switzerland and the commencement of operations at the Grand Casino Brussels in Belgium.

    -- Closed on the sale of an additional 1,053,568 shares of common stock through the IPO over-allotment option, resulting in $13.7 million of additional proceeds.

    -- Redeemed $82.3 million in face amount of senior subordinated notes.

    --  Prepaid $35.0 million of term loan indebtedness.

    With respect to the company's balance sheet, Harry Hagerty, GCA's Chief Financial Officer, stated, "We raised more than $130 million in the IPO, and these funds, together with our free cash flow, have allowed us to dramatically reduce our financial leverage. Since the LBO in March 2004, we have paid back almost $175 million in debt. Total debt at December 31, 2005, was $321.4 million and our ratio of total debt to LTM EBITDA stood at 3.4x. Largely as a result of this debt reduction, Moody's Investors Service raised our debt ratings in January 2006, which will result in a reduction in our credit spreads in 2006."

    GAAP Results

    For the fourth quarter of 2005, total revenues were $115.4 million, an increase of 13.4% over the fourth quarter of 2004. Operating Income in the 2005 quarter was $21.3 million, an increase of 9.9% from the same period in 2004. Net Income in the 2005 quarter was $4.1 million, down from $19.3 million in the fourth quarter of 2004. Diluted earnings per share was $0.05 in the fourth quarter of 2005 as compared to $0.27 in the fourth quarter of 2004.
    For the year ended December 31, 2005, total revenues were $454.1 million, an increase of 12.7% over the year ended December 31, 2004. Operating Income in the 2005 year was $82.3 million, an increase of 11.2% over the 2004 year. Net Income in 2005 was $22.6 million as compared to $254.6 million in 2004. Diluted earnings per share were $0.30 for 2005, compared to $3.56 in 2004.

    Fourth Quarter Results of Operations

    Total revenues increased 13.4% from $101.8 million in the fourth quarter of 2004 to $115.4 million in the fourth quarter of 2005. Same store revenues for Cash Advance and ATM surcharge revenue increased 13.8%.
    The following is a comparison of selected revenue components for the fourth quarter of 2005 to the same period in 2004:

    -- Cash advance revenues were up 12.5%, from $53.4 million to $60.0 million. Cash disbursed increased 13.3%, from $1.06 billion to $1.20 billion. The number of transactions increased 4.8%, from 2.2 million to 2.3 million. The average transaction amount increased from $484.92 to $524.40. The average fee declined from 5.03% to 5.00%. Average revenue per transaction increased 7.4% from $24.41 to $26.22.

    -- ATM revenues increased 17.3%, from $39.8 million to $46.7 million. The number of transactions increased 13.1% from 13.2 million to 14.9 million. Cash disbursed was $2.57 billion compared to $2.13 billion, an increase of 20.7%. Average revenue per transaction increased 3.6% from $3.02 to $3.13.

    -- Check services revenues were $6.2 million, an increase of 8.2%. The face amount of checks warranted increased by 21.2%, from $239.1 million to $289.7 million. The number of check warranty transactions grew 6.0%, from 1.08 million to 1.14 million. The average face amount per check warranted grew from $222.38 to $254.23, an increase of 14.3%. The average check warranty fee declined from 2.30% to 2.01%. Average check warranty revenue per transaction fell 0.2% from $5.12 to $5.11.

    -- Central Credit and other revenues declined 16.3%, from $2.8 million to $2.3 million. The decrease is principally related to a decline in Central Credit and QuikMarketing(SM) revenues.

    Cost of revenues increased 15.9% in the quarter to $79.0 million from $68.2 million in the fourth quarter of 2004. Commissions, the largest component of cost of revenues, increased 12.6%. Interchange increased 18.9%, driven by the increase in cash advance volumes as well as higher interchange rates in 2005 compared to the same period in 2004.
    Gross margin was 31.5% in the fourth quarter of 2005 as compared to 33.0% in the fourth quarter of 2004.
    Operating expenses increased 15.1% from $10.9 million in the fourth quarter of 2004 to $12.5 million in the current quarter. Operating expenses for all of 2005 reflect additions in staffing and programs in order to meet the Company's requirements as a publicly reporting entity, including costs associated with Section 404 of Sarbanes-Oxley.
    EBITDA margin was 20.7% in the fourth quarter of 2005 as compared to 22.3% in the same period of 2004.
    Depreciation and amortization expense declined 23.0% from $3.3 million in the fourth quarter of 2004 to $2.6 million in the fourth quarter of 2005.
    Interest income was $814 thousand in Q4 2005, an increase of 135.9% from the comparable 2004 period. Cash balances were unusually high in October 2005 as the Company held the net IPO proceeds for several weeks during the mandatory notice period prior to redeeming $82.3 million of the senior subordinated notes.
    Interest expense in the fourth quarter of 2005 was $10.8 million as compared to $10.5 million in the fourth quarter of 2004. Interest expense on the Company's borrowings declined $1.2 million due to the lower level of outstanding indebtedness in the fourth quarter of 2005. Interest expense on the Company's ATM funds increased 90.9% from $1.7 million in Q4 2005 to $3.2 million in Q4 2005, due primarily to increases in the LIBOR rate on which those funds are priced. Also included within interest expense, net in the 2005 quarter is $9.5 million of expenses incurred in connection with the early retirement of $82.3 million of the Company's senior subordinated notes.
    Income tax benefit in the fourth quarter of 2005 was $2.2 million as compared to income tax benefit of $10.0 million in the comparable quarter of 2004. As discussed previously, the benefits in both periods result principally from increases in the initial starting balance of the Company's deferred tax asset. These increases were required as a result of new information received by the Company in the respective quarters about the gains reported by the sellers in the two recapitalization transactions in 2004.

    Balance Sheet

    At December 31, 2005, the Company had cash and cash equivalents of $35.1 million. Settlement receivables were $60.2 million and settlement liabilities were $59.8 million.
    Total borrowings at December 31, 2005, were $321.4 million, consisting of $168.6 million of borrowings under the Company's senior secured credit facilities and $152.8 million face amount of 8 3/4% senior subordinated notes. During the fourth quarter of 2005, the Company made a $2.5 million mandatory repayment and voluntary prepayments totaling $35.0 million on the term loan component of its senior secured credit facilities. The Company believes that these voluntary prepayments in Q4 2005 will satisfy most or all of the Company's 2005 excess cash flow sweep obligations under the term loans.
    The Company made investments of $2.8 million and $1.9 million during the three months ended December 31, 2005 and 2004, respectively. Investments in the 2005 period include ATM and other casino floor equipment as well as purchases of computer and communications hardware and software. Investments were $17.9 million and $4.9 million for the fiscal years ended December 31, 2005 and 2004, respectively. The full-year 2005 figure includes $10.0 million for the purchase of the "3-in-1 Rollover" patent that took place late in Q3 2005.

    Financial Guidance

    The Company currently believes that the following trends will characterize its long-term financial performance, excluding unusual items.

    --  Annual revenue growth of 10% - 14%.

    --  Gross margins in the 31% - 32% range.

    -- Operating expenses increasing at approximately 5% per year after 2005.

    --  Interest expense declining with paydown of debt.

    --  Book tax expense of 36%.

    -- Annual amortization of acquired goodwill for tax purposes resulting in annual cash taxes being $16.5 million lower than book tax expense every year through mid-year 2019.

    For fiscal 2006, the Company currently expects revenues in a range of $510 million to $520 million, EBITDA in a range of $106 million to $108 million, and Adjusted Diluted Cash Earnings per Share in a range of $0.63 to $0.65. Key assumptions affecting this guidance are:

    --  Gross margins of 31%.

    -- Full year operating expenses in a range of $52 million to $53 million.

    -- Full year depreciation and amortization expense of $12 million.

    -- Full year net interest expense of approximately $39 million based on

        --  4% interest income rate

        --  5% LIBOR

        -- $7.5 million per quarter of voluntary term loan prepayments.

    --  Book tax rate of 36%.

    -- Tax benefit from amortization of step-ups related to the recapitalization transactions, after all adjustments through December 31, 2005, of $16.5 million on an annual basis and $4.1 million on a quarterly basis.

    --  Diluted shares outstanding of 82.7 million.

    Using the same assumptions outlined above, the Company currently expects Q1 2006 revenue to be in a range of $123 million to $127 million, EBITDA in range of $25 million to $26 million and Adjusted Diluted Cash Earnings per Share in a range of $0.14 to $0.15.
    Excluded from the 2006 EBITDA and Adjusted Diluted Cash Earnings per Share figures presented above are the anticipated FAS 123(R) expenses of $8.5 million for the full year and $2.0 million for the first quarter.
    This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time. Such factors and circumstances may change, and such changes may have an impact on the Company's financial outlook. The Company is under no obligation to update its financial guidance.

    Non-GAAP Financial Information

    None of EBITDA, Adjusted Net Income or Cash Earnings is a measure of financial performance under United States generally accepted accounting principles ("GAAP"). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA, Adjusted Net Income and Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain potential adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing EBITDA, Adjusted Net Income and Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.

    Cautionary Note Regarding Forward-Looking Statements

    This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation:

    -- our belief that certain expenses identified as unusual or non-recurring will not recur;

    -- our belief that we will see significant new business from MGM MIRAGE and others in 2006;

    --  our belief that our credit spreads will be reduced in 2006;

    -- our belief that voluntary prepayments on our term loan indebtedness will satisfy all or most of our excess cash flow sweep requirements;

    -- all of the assumptions and forecasts given in the section of this release entitled "Financial Guidance."

    Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

    -- the unexpected recurrence of certain expenses that we considered to be non-recurring in nature;

    -- the failure of expected new business from MGM MIRAGE and others to materialize as anticipated;

    -- changes in credit markets or changes in the terms of our credit facilities which may not allow us to realize anticipated reductions in our credit spreads;

    -- our failure to correctly anticipate or calculate the current excess cash flow sweep requirements, or changes in the terms of our credit facilities which may increase the excess cash flow sweep requirements;

    -- our failure to correctly predict increases in revenue due to inaccuracies in our assumptions, our inability to execute on business opportunities or other reasons;

    -- our failure to correctly predict future gross margins and operating expenses due to inaccuracies in our assumptions, our inability to control expenses or other reasons;

    -- our failure to correctly anticipate our capital spending in 2006, which would affect the level of depreciation expense and the level of cash available for debt repayment;

    -- our failure to anticipate other uses of our cash which could prevent us from repaying debt as anticipated;

    -- our inability to correctly predict the future levels of interest rates;

    -- changes in income tax rates in the jurisdictions in which we operate;

    -- challenges by the Internal Revenue Service to the tax step-ups that contribute to the bulk of our deferred tax asset;

    -- and unanticipated changes in the amount of our diluted common shares outstanding.

    The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 (No. 333-123514) and our quarterly reports on Form 10-Q, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

    About Global Cash Access Holdings, Inc.

    Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc. ("GCA"). GCA is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company's Web site at www.globalcashaccess.com.


          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (amounts in thousands, except per share)
                             (unaudited)
----------------------------------------------------------------------

                               Three Months Ended      Years Ended
                                  December 31,         December 31,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               --------- --------- --------- ---------
REVENUES:
 Cash advance                  $ 60,047  $ 53,357  $235,055  $209,962
 ATM                             46,730    39,833   182,291   158,433
 Check services                   6,245     5,771    26,376    23,768
 Central Credit and other
  revenues                        2,337     2,791    10,358    10,840
                               --------- --------- --------- ---------

       Total revenues           115,359   101,752   454,080   403,003

COST OF REVENUES                 78,989    68,177   309,002   270,112
                               --------- --------- --------- ---------

GROSS PROFIT                     36,370    33,575   145,078   132,891

 Operating expenses             (12,524)  (10,885)  (50,686)  (45,322)
 Amortization                    (1,368)   (1,397)   (5,295)   (5,672)
 Depreciation                    (1,195)   (1,931)   (6,814)   (7,876)
                               --------- --------- --------- ---------

OPERATING INCOME                 21,283    19,362    82,283    74,021
                               --------- --------- --------- ---------

INTEREST INCOME (EXPENSE), NET
 Interest income                    814       345     1,815     1,318
 Interest expense               (10,755)  (10,493)  (44,165)  (33,343)
 Loss on early extinguishment
  of debt                        (9,529)        0    (9,529)        0
                               --------- --------- --------- ---------

       Total interest income
        (expense), net          (19,470)  (10,148)  (51,879)  (32,025)
                               --------- --------- --------- ---------


INCOME BEFORE INCOME TAX
 (PROVISION) BENEFIT AND
 MINORITY OWNERSHIP LOSS          1,813     9,214    30,404    41,996

INCOME TAX (PROVISION) BENEFIT    2,245    10,026    (8,032)  212,346
                               --------- --------- --------- ---------

INCOME BEFORE MINORITY
 OWNERSHIP LOSS                   4,058    19,240    22,372   254,342

MINORITY OWNERSHIP LOSS              62        55       218       213
                               --------- --------- --------- ---------

NET INCOME                     $  4,120  $ 19,295  $ 22,590  $254,555
                               ========= ========= ========= =========

Earnings per share
 Basic                         $   0.05  $   0.60  $   0.49  $   7.91
                               ========= ========= ========= =========
 Diluted                       $   0.05  $   0.27  $   0.30  $   3.56
                               ========= ========= ========= =========

Weighted average number of
 common shares outstanding
  Basic                          81,405    32,175    45,643    32,175
  Diluted                        81,705    71,500    74,486    71,500


          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
  Reconciliation of Adjusted Cash Earnings, Adjusted Net Income and
                         EBITDA to Net Income
               (amounts in thousands, except per share)
                             (unaudited)
----------------------------------------------------------------------

                               Three Months Ended     Years Ended
                                   December 31,       December 31,
                                -----------------  -----------------
                                   2005    2004       2005      2004
                                -----------------  -------------------

EBITDA                          $ 23,846 $ 22,690  $ 94,392 $  87,569

Minus:
      Depreciation                (1,195)  (1,931)   (6,814)   (7,876)
      Amortization                (1,368)  (1,397)   (5,295)   (5,672)
      Interest expense           (10,755) (10,493)  (44,165)  (33,343)
      Loss on early
       extinguishment of debt     (9,529)       -    (9,529)        -
      Income tax (provision)
       benefit                     2,245   10,026    (8,032)  212,346

Plus:
      Interest income                814      345     1,815     1,318
      Minority ownership loss         62       55       218       213

                                ------------------ -------------------
Net Income                      $  4,120 $ 19,295  $ 22,590 $ 254,555
                                ================== ===================

Minus:
      Deferred tax asset
       adjustment                 (3,047) (13,234)   (3,047) (219,776)

Plus:
      Loss on early
       extinguishment of
       debt, net of tax            6,099        -     6,099         -

                                ------------------ -------------------
Adjusted Net Income             $  7,172 $  6,061  $ 25,642 $  34,779
                                ================== ===================

Plus:
      Deferred tax amortization
       related to acquired
       goodwill                    3,972    4,380    15,888    10,660

                                ------------------ -------------------
Adjusted Cash Earnings          $ 11,144 $ 10,441  $ 41,530 $  45,439
                                ================== ===================


Weighted Average Shares
 - Diluted                        81,705   71,500    74,486    71,500

Adjusted Cash Earnings per Share
 - Diluted                      $   0.14 $   0.15  $   0.56 $    0.64
                                ================== ===================


    CONTACT: Global Cash Access Holdings, Inc.
             Harry Hagerty, 702-262-5003 (Investor Contact) or
             Katcher Vaughn & Bailey Communications
             Kristi Gooden, 615-248-8202 (Media Contact)